As filed with the U.S. Securities and Exchange Commission on July 2, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERASO INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0291941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2033 Gateway Place, Suite 500

San Jose, California 95110

Tel: (408) 418-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Sullivan

Chief Financial Officer

Peraso Inc.

2033 Gateway Place, Suite 500

San Jose, California 95110

Tel: (408) 418-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blake Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, New York 10022

Tel: (212) 509-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion	Dated July 2, 2026

Up to 31,750,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 31,750,000 shares of our common stock, par value $0.001 per share (“common stock”), of Peraso Inc., a Delaware corporation (the “Company”, “we” or “us”), by Roth Principal Investments, LLC, whom we refer to in this prospectus as “Roth Principal Investments” or the “Selling Stockholder.”

The shares of our common stock to which this prospectus relates may be issued by us to Roth Principal Investments pursuant to a Common Stock Purchase Agreement, dated as of June 30, 2026, we entered into with Roth Principal Investments (the “Purchase Agreement”). Such shares of our common stock consist of up to 31,750,000 shares (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. As of the date of this prospectus, we have not issued any shares of our common stock to Roth Principal Investments under the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder. However, we may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from sales of our common stock we may elect to make to Roth Principal Investments pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Facility” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Roth Principal Investments.

Roth Principal Investments may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how Roth Principal Investments may sell or otherwise dispose of our common stock pursuant to this prospectus. Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of our common stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged Digital Offering, LLC (“Digital Offering”) to act as a “qualified independent underwriter” in this offering and have agreed to pay their fees for such services. See “Plan of Distribution (Conflict of Interest)” beginning on page 32.

Our shares of our common stock are listed on The Nasdaq Capital Market under the symbol “PRSO.” On June 29, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.83 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 10 of this prospectus before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2026.

Neither we nor the Selling Stockholder have authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or any accompanying prospectus supplement or free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than those being offered in this registered transaction.

You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus relates to the resale of our shares of common stock by the Selling Stockholder. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our shares of common stock by the Selling Stockholder, although we will receive proceeds from sales of our shares of common stock to Roth Principal Investments that we may make pursuant to the Purchase Agreement, as described in this prospectus. Before buying any of our shares of common stock, you should carefully read this prospectus, any supplement to this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

For investors outside the United States: We have not, and the Selling Stockholder has not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Unless expressly indicated or the context requires otherwise, “Peraso,” the “Company,” “we,” “us” or “our” refer to Peraso Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

On January 2, 2024, we effected a reverse stock split of our outstanding common stock at a ratio of 1-for-40, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). All share and per share amounts in this prospectus have been adjusted to reflect the reverse stock split, unless otherwise indicated.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC.

Overview

We are a fabless semiconductor company focused on the development and sale of: i) millimeter wavelength wireless technology, or mmWave, semiconductor devices and antenna modules based on our proprietary semiconductor devices and ii) performance of non-recurring engineering, or NRE, services and licensing of intellectual property, or IP. Our primary focus is the development of mmWave technology for wireless communications. mmWave is generally described as the frequency band from 24 Gigahertz, or GHz, to 300 GHz. Our mmWave products, which primarily operate in the spectrum from 24 GHz to 71 GHz, enable a range of applications including: multi-gigabit point-to-point, or PtP, wireless links with a range of up to 25 kilometers and operating in the 60 GHz frequency band; multi-gigabit point-to-multi-point, or PtMP, links in the 60 GHz frequency band used to provide fixed wireless access, or FWA, services; FWA in the 5G operating bands from 24 GHz to 43 GHz to provide multi-gigabit capability and low latency connections; military communications; and consumer applications, such as high performance wireless video streaming and untethered augmented reality and virtual reality. We also had a line of memory-denominated integrated circuits, or ICs, for high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets that delivered time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. We initiated an end-of-life of these products in 2023, and substantially fulfilled all outstanding EOL orders of our memory IC products as of March 31, 2025.

The Committed Equity Facility

On June 30, 2026, we entered into the Purchase Agreement and a related registration rights agreement, dated as of June 30, 2026 (the “Registration Rights Agreement”), with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, we have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our common stock (subject to certain limitations contained in the Purchase Agreement) (the “Commitment Amount”), from time to time after the date of this prospectus and during the term of the Purchase Agreement through one or more Market Open Purchases, Intraday Purchases, Pre-Market Purchases and/or Post-Market Purchases on any Purchase Date (each term as defined below). Sales of our common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the offer and resale by Roth Principal Investments of up to 31,750,000 Purchase Shares that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement.

Upon the initial satisfaction of each of the conditions to Roth Principal Investments’ purchase obligations set forth in the Purchase Agreement (the initial satisfaction of all of such conditions, the “Commencement”), none of which are within Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the date on which the Commencement occurs (such date, the “Commencement Date” and such period, the “Commitment Period”), to direct Roth Principal Investments to purchase a specified number of shares of our common stock (each, a “Market Open Purchase”), not to exceed the lesser of (such lesser number of shares, the “Maximum Market Open Purchase Amount”): (i) 2,000,000 shares of our common stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Market Open Purchase Notice (as defined below) for such Market Open Purchase (such specified percentage, the “Market Open Purchase Percentage”), of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period (as defined below) for such Market Open Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted as necessary to give effect to the applicable Maximum Market Open Purchase Amount as set forth in the Purchase Agreement, the “Market Open Purchase Share Amount”), by timely delivering written notice of such Market Open Purchase to Roth Principal Investments (each, a “Market Open Purchase Notice”) after 7:30 a.m., Eastern time, and prior to 9:00 a.m., Eastern time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our common stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than a threshold price of $0.50 (the “Threshold Price”), and (b) all shares of common stock subject to all prior Market Open Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement. Each notice provided by us to Roth Principal Investments relating to the sale of Purchase Shares is defined herein as a “Purchase Notice”.

The per share purchase price that Roth Principal Investments is required to pay for shares of our common stock in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our common stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Market Open Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the primary trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Market Open Purchase (the “Market Open Purchase Volume Maximum”), calculated by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase, and (iii) if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order discontinue election” (a “Limit Order Discontinue Election”) shall apply to such Market Open Purchase, such time that the trading price of our common stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Market Open Purchase specified by us in the Market Open Purchase Notice for such Market Open Purchase, or if we do not specify a minimum price threshold in such Market Open Purchase Notice, a price equal to 75.0% of the closing sale price of our common stock on the trading day immediately prior to the applicable Purchase Date for such purchase (the “VWAP Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Under the Purchase Agreement, for purposes of calculating the volume of shares of common stock traded during a Market Open Purchase Valuation Period, as well as the VWAP for a Market Open Purchase Valuation Period, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of common stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of common stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order continue election” (a “Limit Order Continue Election”), rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of common stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Market Open Purchase.

From and after the Commencement Date, in addition to Market Open Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase, on any trading day that would qualify as a Purchase Date, whether or not a Market Open Purchase is effected on such Purchase Date, a specified number of shares of common stock (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 2,000,000 shares of common stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Intraday Purchase Notice (as defined below) for such Intraday Purchase (such specified percentage, the “Intraday Purchase Percentage”), of the total aggregate volume of shares of our common stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in a similar manner as the Market Open Purchase Valuation Periods for a Market Open Purchase) for such Intraday Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount as set forth in the Purchase Agreement, the “Intraday Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Intraday Purchase, after 10:00 a.m., Eastern time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date as such applicable Intraday Purchase, if applicable, have ended), and prior to 2:00 p.m., Eastern time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of our common stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of our common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price for the shares of our common stock that we elect to sell to Roth Principal Investments in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed 3.0% discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different Intraday Purchase Valuation Periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

From and after the Commencement Date, in addition to Market Open Purchases and Intraday Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase shares of common stock in one or more Pre-Market Purchases and Post-Market Purchases (each as defined below), on any trading day that would qualify as a Purchase Date. The maximum number of shares in any Pre-Market Purchase or Post-Market Purchase may not exceed the lesser of 1,000,000 shares and up to a certain percentage (not to exceed 20.0%) of the total aggregate volume of shares traded during the applicable valuation period. The per share purchase price for shares purchased in Pre-Market Purchases and Post-Market Purchases will be determined by reference to the VWAP during the applicable valuation period, less a fixed 6.0% discount to such VWAP.

There is no upper limit on the price per share that Roth Principal Investments could be obligated to pay for the shares of our common stock we may elect to sell to it in any Market Open Purchase, any Intraday Purchase, any Pre-Market Purchase or any Post-Market Purchase under the Purchase Agreement. In the case of Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of our common stock to be purchased by Roth Principal Investments in a Market Open Purchase, an Intraday Purchase, a Pre-Market Purchase or a Post-Market Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase (as applicable), in each case, will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

We will control the timing and amount of any sales of our common stock to Roth Principal Investments that we may elect, in our sole discretion, to effect from time to time from and after the Commencement Date and during the term of the Purchase Agreement. Actual sales of shares of our common stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our company’s business and operations. The Company has no obligation to sell any shares to Roth Principal Investments, and Roth Principal Investments is obligated to purchase shares only as directed by the Company and subject to the terms and conditions of the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement more than 3,004,114 shares of our common stock, which number of shares is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of our common stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.9853 (representing the sum of (i) $0.1664 and (ii) the lower of (a) the official closing price of our common stock on Nasdaq on the trading day at the time of execution of the Purchase Agreement and (b) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our payment of the Commitment Fee (defined below) to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of our common stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of our common stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of our common stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning more than 4.99% of the outstanding shares of our common stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our common stock to Roth Principal Investments. We expect that any proceeds received by us from such sales of Common Stock to Roth Principal Investments will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price.

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the common stock or hedging transaction that establishes a net short position in the common stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which Roth Principal Investments shall have purchased from us under the Purchase Agreement shares of common stock for an aggregate gross purchase price of $25,000,000, (iii) the date on which the common stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for a period of one trading day, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to Roth Principal Investments. We and Roth Principal Investments may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay to Roth Principal Investments a cash commitment fee of $500,000 (the “Commitment Fee”), which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement. The $500,000 Commitment Fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our common stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire Commitment Fee payable to Roth Principal Investments pursuant to the Purchase Agreement, provided, however, in the event the Purchase Agreement is terminated by us within 90 days following the effective date of the registration statement of which this prospectus forms a part, we will be obligated to pay Roth Principal Investments, in cash within 3 business days of such termination, the amount, if any, by which $500,000 exceeds the aggregate amount of the Commitment Fee previously withheld by Roth Principal Investments from the purchase prices paid for shares of our common stock.

In addition, we have agreed to reimburse Roth Principal Investments for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an amount equal to $100,000 (the “Initial Legal Fee Reimbursement Amount”), upon our execution of the Purchase Agreement and Registration Rights Agreement. We have also agreed to reimburse Roth Principal Investments up to $7,500 per fiscal quarter (the “Additional Investor Legal Fee Reimbursement Amount”) for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period (i.e., the Market Open Purchase Valuation Period, the Intraday Purchase Valuation Period, the Pre-Market Purchase Valuation Period or the Post-Market Purchase Valuation Period, as applicable (each, a “Purchase Valuation Period”)) on the applicable Purchase Date for such Purchase, as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of June 23, 2026, there were 15,040,679 shares of our common stock outstanding, of which 15,016,707 shares were held by non-affiliates of our company. If all of the 31,750,000 shares of common stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding, such shares would represent approximately 67.9% of both the total number of outstanding shares of common stock and the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of June 23, 2026.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, only 31,750,000 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.83, representing the closing sale price of our common stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our common stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our common stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement. Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of common stock than the Exchange Cap (or 3,004,114 shares of common stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our common stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

For additional information see the section entitled “The Committed Equity Facility”, below.

Corporate Background

We were founded in 1991 and reincorporated in Delaware in 2000. In December 2021, we changed our name from MoSys, Inc. to “Peraso Inc.” and began trading on The Nasdaq Stock Market, or Nasdaq, under the symbol “PRSO.” Our principal corporate offices are located at 2033 Gateway Place, Suite 500, San Jose, California 95110. Our telephone number is (408) 418-7500. The address of our website is www.perasoinc.com.

THE OFFERING

Common Stock that may be offered and sold by the Selling Stockholder	Up to 31,750,000 shares of our common stock we may issue and sell to Roth Principal Investments from time to time, at our sole discretion, during the Commitment Period.

Selling Stockholder	Roth Principal Investments, LLC, a Delaware limited liability company. See “Selling Stockholder.”

Shares of Common Stock Outstanding Prior to This Offering	15,040,679 shares of common stock.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	46,790,679 shares of common stock, assuming the sale of a total of 31,750,000 Purchase Shares to the Selling Stockholder under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to Roth Principal Investments under the Purchase Agreement after the date of this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the resale of the Purchase Shares by Roth Principal Investments. We may receive up to $25,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of Purchase Shares we make to Roth Principal Investments pursuant to the Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Roth Principal Investments under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to Roth Principal Investments under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Conflict of Interest

Roth Principal Investments, LLC is an affiliate of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). RCP will act as an executing broker that will effectuate resales of our common stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

Because Roth Principal Investments will receive all the net proceeds from such resales of our common stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Digital Offering, LLC, a registered broker-dealer and FINRA member (“Digital Offering”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto.

Roth Principal Investments has agreed to pay directly to Digital Offering a cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering, with such amount to be reimbursed by the Company on or prior to the Closing Date. Digital Offering will receive no other compensation for acting as the qualified independent underwriter in this offering.

In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page 10 of this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Trading Symbol	Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “PRSO.”

(1)	The number of shares of common stock that will be outstanding after this offering as shown above is based on 15,040,679 shares of common stock issued and outstanding as of June 23, 2026, but excludes the following:

●	55,986 shares of common stock issuable upon the exchange of exchangeable shares;

●	2,165,099 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.37 per share;

●	200,208 shares of common stock issuable upon the vesting of restricted stock units;

●	143,378 shares of common stock available for future issuance under the Company’s Amended and Restated 2019 Stock Incentive Plan;

●	7,143 shares of common stock issuable upon exercise of warrants dated June 2, 2023, at $28.00 per share;

●	142,857 shares of common stock issuable upon exercise of placement agent warrants dated June 2, 2023, at $28.00 per share;

●	91,875 shares of common stock issuable upon exercise of warrants dated November 30, 2022, at $40.00 per share;

●	3,974,520 shares of common stock issuable upon exercise of Series A warrants dated February 8, 2024, at $2.25 per share;

●	139,108 shares of common stock issuable upon exercise of underwriter warrants dated February 8, 2024, at $2.625 per share;

●	157,223 shares of common stock issuable upon exercise of placement agent warrants dated November 6, 2024, at $1.625 per share;

●	2,246,030 shares of common stock issuable upon exercise of Series D warrants dated November 6, 2024, at $1.61 per share;

●	952,380 shares of common stock issuable upon exercise of Series E warrants dated September 12, 2025, at $1.25 per share; and

●	66,667 shares of common stock issuable upon exercise of placement agent warrants dated September 12, 2025, at $1.475 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of the outstanding restricted stock units, options and warrants described above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of the federal securities laws and which are subject to certain risks, trends and uncertainties. We use words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, under “Part II, Item 1A-Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and elsewhere in this prospectus, including the documents that we incorporate by reference.

The forward-looking statements contained in this prospectus, including the documents that we incorporate by reference, are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance expressed in or implied by the forward-looking statements, as a result of various factors, including the risk factors under the section titled “Risk Factors.”

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. Before making an investment decision, you should carefully consider the risks described below, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and in the other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which we have incorporated herein by reference. The impacts of the contingencies contemplated by these risks could materially adversely affect our business, financial condition or results of operations. The risks described in these documents are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements,” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

Risks Related to this Offering and Ownership of Our Common Stock

The issuance and sale of our common stock to Roth Principal Investments may cause dilution to our other stockholders and the sale of the shares of common stock acquired by Roth Principal Investments, or the perception that such sales may occur, could cause the price of our common stock to decrease.

On June 30, 2026, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25,000,000 of Purchase Shares, upon the terms and subject to the conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time over a 36-month period following the effective date of the registration statement of which this prospectus forms a part, subject to certain conditions. The purchase price for the shares that we may sell to Roth Principal Investments under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on demand and market liquidity at the time, sales of such shares by Roth Principal Investments may cause the trading price of our common stock to decrease.

We have the right to control the timing and amount of any future sales of our shares to Roth Principal Investments, subject to certain limitations set forth in the Purchase Agreement. Any sales of our common stock to Roth Principal Investments will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we sell shares to Roth Principal Investments, Roth Principal Investments may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information. Therefore, our sales to Roth Principal Investments could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Roth Principal Investments, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Roth Principal Investments to purchase up to $25,000,000 worth of shares of our common stock under the Purchase Agreement over a 36-month period pursuant to purchase notices that we deliver to Roth Principal Investments under the Purchase Agreement. Assuming a purchase price of $0.83 per share (the closing sale price of the shares of common stock on June 29, 2026), the maximum number of shares we could sell to Roth Principal Investments under the Purchase Agreement at that price would be approximately 30,120,481 shares, resulting in gross proceeds to us of approximately $25,000,000, the full amount available under the Purchase Agreement. This prospectus covers the offer and resale of up to 31,750,000 shares of common stock that may be issued to Roth Principal Investments under the Purchase Agreement; however, in no event will we issue shares under the Purchase Agreement in an amount that would result in aggregate gross proceeds to us exceeding $25,000,000.

The extent to which we rely on Roth Principal Investments as a source of funding will depend on a number of factors including the prevailing market price of our shares of common stock and the extent to which we are able to secure financing from other sources. If obtaining sufficient financing from Roth Principal Investments were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our financing needs. Even if we sell all of the $25,000,000 maximum aggregate purchase commitment under the Purchase Agreement to Roth Principal Investments, we may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our shares of common stock could be reduced. A financing could involve one or more types of securities including shares of common stock, convertible debt or warrants to acquire shares of common stock. These securities could be issued at or below the then prevailing market price for our shares of common stock. We are also authorized to issue 20,000,000 shares of preferred stock, par value $0.001 per share. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our shares of common stock, the market price of our shares of common stock could be negatively impacted.

Should the financing we require to sustain our financing needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Roth Principal Investments, or the actual gross proceeds resulting from those sales.

On June 30, 2026, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our shares of common stock to Roth Principal Investments under the Purchase Agreement. Sales of our common stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our common stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period on the applicable Purchase Date for such Purchase, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Roth Principal Investments as Purchase Shares under the Purchase Agreement, the purchase price per share that Roth Principal Investments will pay for Purchase Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Roth Principal Investments under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, only 31,750,000 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.83, representing the closing sale price of our common stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our common stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our common stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of common stock than the Exchange Cap (or 3,004,114 shares of common stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 31,750,000 shares of common stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders. The number of shares of common stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Roth Principal Investments. If and when we do elect to sell shares of our common stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Roth Principal Investments, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Roth Principal Investments, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

The Selling Stockholder will pay less than the then-prevailing market price for our shares of common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to Roth Principal Investments under the Purchase Agreement is derived from the market price of our common stock on Nasdaq. Common stock to be sold to Roth Principal Investments pursuant to the Purchase Agreement will be purchased at a discounted price. The actual amount of proceeds we receive pursuant to each Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. See section entitled “The Committed Equity Facility” for more information.

The Selling Stockholder may sell the shares it receives immediately after receipt of such shares, and/or may sell such shares short prior to the purchase of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our common stock to decrease. If the price of our common stock declines, then Roth Principal Investments may pay a lower purchase price for such shares.

The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained, and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.

Although our common stock is listed on Nasdaq, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. An inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. Further, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business.

If one or more of the analysts covering us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. In addition, if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

THE COMMITTED EQUITY FACILITY

On June 30, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our common stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of common stock by us to Roth Principal Investments under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Roth Principal Investments of up to 31,750,000 Purchase Shares that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Roth Principal Investments under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to Roth Principal Investments’ purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, to direct Roth Principal Investments to purchase up to a specified maximum amount of shares of common stock in one or more Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases as set forth in the Purchase Agreement, by timely delivering the applicable Purchase Notice for each such Purchase to Roth Principal Investments in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments at such time and in the manner set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of common stock to Roth Principal Investments. Actual sales of shares of our common stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement shares of common stock in excess of the Exchange Cap (or 3,004,114 shares of common stock, representing 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of common stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.9853 (representing the sum of (i) $0.1664 and (ii) the lower of (a) the official closing price of our common stock on Nasdaq on the trading day immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our payment of the Commitment Fee to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of common stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of common stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning shares of common stock in excess of the 4.99% Beneficial Ownership Limitation.

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our common stock to Roth Principal Investments. We expect that any proceeds received by us from such sales to Roth Principal Investments will be used for working capital and general corporate purposes.

Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay to Roth Principal Investments the Commitment Fee of $500,000, which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement. The Commitment Fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our common stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire Commitment Fee payable to Roth Principal Investments pursuant to the Purchase Agreement, provided, however, in the event the Purchase Agreement is terminated by us within 90 days following the effective date of the registration statement of which this prospectus forms a part, the cash commitment fee shall be due in full and we shall pay or cause to be paid such cash commitment fee to Roth Principal Investments within three (3) business days of such termination.

In addition, we have agreed to reimburse Roth Principal Investments for the Initial Legal Fee Reimbursement Amount of $100,000, upon our execution of the Purchase Agreement and the Registration Rights Agreement, for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. We have also agreed to reimburse Roth Principal Investments the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

We have agreed, subject to limited exceptions, from the date of the Purchase Agreement through the effective date of the registration statement of which this prospectus forms a part, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the Purchase Agreement or thereafter acquired without the prior written consent of Roth Principal Investments. Roth Principal Investments may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to this lock-up restriction.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

Market Open Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date, to direct Roth Principal Investments to purchase a specified number of shares of common stock, not to exceed the applicable Maximum Market Open Purchase Amount, in a Market Open Purchase under the Purchase Agreement, by timely delivering a written Market Open Purchase Notice to Roth Principal Investments, after 7:30 a.m., Eastern time, and prior to 9:00 a.m., Eastern time, on any trading day we select as the Purchase Date for such Market Open Purchase, so long as:

●	the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

●	all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments prior to the time we deliver such Market Open Purchase Notice.

The Maximum Market Open Purchase Amount applicable to such Market Open Purchase will be equal to the lesser of:

●	2,000,000 shares of common stock; and

●	the Market Open Purchase Percentage (as specified in the applicable Market Open Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period for such Market Open Purchase.

The actual number of shares of common stock that Roth Principal Investments will be required to purchase in a Market Open Purchase, which we refer to as the Market Open Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Market Open Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Maximum Market Open Purchase Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Market Open Purchase Share Amount in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our common stock for the applicable Market Open Purchase Valuation Period on the Purchase Date for such Market Open Purchase, less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period. The Market Open Purchase Valuation Period for a Market Open Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and ending at the earliest to occur of:

●	3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the primary trading session on such Purchase Date;

●	such time that the total aggregate number (or volume) of shares of common stock traded on Nasdaq during such Market Open Purchase Valuation Period reaches the applicable Market Open Purchase Volume Maximum for such Market Open Purchase, which will be determined by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase); and

●	if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Discontinue Election shall apply to such Market Open Purchase, such time that the trading price of our common stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable VWAP Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of common stock traded during a Market Open Purchase Valuation Period, including for purposes of determining whether the applicable Market Open Purchase Volume Maximum for a Market Open Purchase has been reached, for purposes of calculating the VWAP of our common stock for the applicable Market Open Purchase Valuation Period, and to the extent that we specify in the applicable Market Open Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of common stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of common stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of common stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Market Open Purchase.

Intraday Purchases

In addition to the Market Open Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to make Intraday Purchases (whether or not a Market Open Purchase is effected on such Purchase Date), not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to Roth Principal Investments, after 10:00 a.m., Eastern time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 2:00 p.m., Eastern time, on such Purchase Date, so long as:

the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

all shares of common stock subject to all prior Purchases (as applicable) effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

●	2,000,000 shares of common stock; and

●	the Intraday Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of common stock that Roth Principal Investments will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same 3.0% fixed percentage discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

●	such time of confirmation of Roth Principal Investments’ receipt of the applicable Intraday Purchase Notice;

●	such time that the Market Open Purchase Valuation Period for any prior Market Open Purchase effected on the same Purchase Date (if any) has ended; and

●	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

●	3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

●	such time that the total aggregate number (or volume) of shares of common stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Intraday Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

●	if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our common stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable VWAP Minimum Price Threshold.

As with Market Open Purchases, for purposes of calculating the volume of shares of common stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our common stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of common stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of common stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Intraday Purchase, all purchases and sales of common stock on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to Roth Principal Investments prior to 2:00 p.m., Eastern time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Market Open Purchase Valuation Period for any earlier Market Open Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 2:00 p.m., Eastern time, on such Purchase Date, and so long as all shares of common stock subject to all prior Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Market Open Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of common stock that we elect to sell to Roth Principal Investments in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Market Open Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Market Open Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of common stock to be purchased by Roth Principal Investments in a Market Open Purchase, an Intraday Purchase, a Pre-Market Purchase or a Post-Market Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or minimum price threshold in connection with any such Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

Pre-Market Purchases

In addition to Market Open Purchases and Intraday Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase a specified number of shares of common stock (each, a “Pre-Market Purchase”), not to exceed the lesser of (such lesser number of shares, the “Pre-Market Purchase Maximum Amount”): (i) 1,000,000 shares of common stock and (ii) up to a certain percentage (not to exceed 20.0%), which we will specify in the applicable Pre-Market Purchase Notice for such Pre-Market Purchase (such specified percentage, the “Pre-Market Purchase Percentage”), of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Pre-Market Purchase Valuation Period for such Pre-Market Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Pre-Market Purchase Maximum Amount as set forth in the Purchase Agreement, the “Pre-Market Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Pre-Market Purchase (each, a “Pre-Market Purchase Notice”), after 7:00 a.m., Eastern time, and prior to 8:30 a.m., Eastern time, on any trading day we select as the Purchase Date for such Pre-Market Purchase, so long as (i) the closing sale price of the common stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price that Roth Principal Investments will be required to pay for the Pre-Market Purchase Share Amount in a Pre-Market Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in a similar manner as in the case of a Market Open Purchase, except that the VWAP will be calculated over the applicable Pre-Market Purchase Valuation Period and will reflect a fixed 6.0% discount to the VWAP for such Pre-Market Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Post-Market Purchases

In addition to Market Open Purchases, Intraday Purchases and Pre-Market Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase a specified number of shares of common stock (each, a “Post-Market Purchase”), not to exceed the lesser of (such lesser number of shares, the “Post-Market Purchase Maximum Amount”): (i) 1,000,000 shares of common stock and (ii) up to a certain percentage (not to exceed 20.0%), which we will specify in the applicable Post-Market Purchase Notice for such Post-Market Purchase (such specified percentage, the “Post-Market Purchase Percentage”), of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Post-Market Purchase Valuation Period for such Post-Market Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Post-Market Purchase Maximum Amount as set forth in the Purchase Agreement, the “Post-Market Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Post-Market Purchase (each, a “Post-Market Purchase Notice”), after 4:05 p.m., Eastern time, and prior to 5:00 p.m., Eastern time, on any trading day we select as the Purchase Date for such Post-Market Purchase, so long as (i) the closing sale price of the common stock on Nasdaq on such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price that Roth Principal Investments will be required to pay for the Post-Market Purchase Share Amount in a Post-Market Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in a similar manner as in the case of a Pre-Market Purchase, with a fixed 6.0% discount to the VWAP for the applicable Post-Market Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

At or prior to 5:30 p.m., Eastern time, on the applicable Purchase Date for a Market Open Purchase, Intraday Purchase and/or Pre-Market Purchase, or 9:30 p.m., Eastern time, on the applicable Purchase Date for a Post-Market Purchase, Roth Principal Investments will provide us with a written confirmation for such Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by Roth Principal Investments for the shares of common stock purchased by Roth Principal Investments in such Purchase.

The payment for, against delivery of, shares of common stock purchased by Roth Principal Investments in any Purchase under the Purchase Agreement will be fully settled on the trading day immediately following the applicable Purchase Date for such Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

Roth Principal Investments’ obligation to accept Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our common stock in Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Roth Principal Investments’ control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Roth Principal Investments being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the common stock for offering or sale in any jurisdiction;

●	FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

●	trading in the common stock shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by The Depository Trust Company with respect to the common stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, then on any Eligible Market);

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by Roth Principal Investments of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the Commencement Date;

●	the date on which Roth Principal Investments shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $25,000,000;

●	the date on which the common stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for a period of one trading day;

●	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day; and

●	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to Roth Principal Investments. We and Roth Principal Investments may also terminate the Purchase Agreement at any time by mutual written consent.

Roth Principal Investments also has the right to terminate the Purchase Agreement upon five (5) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

●	if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within ten (10) trading days after notice of such failure, breach or default is delivered to us;

●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Roth Principal Investments for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days or for more than an aggregate of sixty (60) trading days in any 365-day period, other than due to acts of Roth Principal Investments; or

●	trading in the common stock on Nasdaq (or if the common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of five (5) consecutive trading days.

No termination of the Purchase Agreement by us or by Roth Principal Investments will become effective prior to the fifth trading day immediately following the date on which any pending Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and any fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and Roth Principal Investments have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Roth Principal Investments

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the common stock or hedging transaction that establishes a net short position in the common stock during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price. We are also permitted to sell up to $670,000 of shares of common stock issued by the Company pursuant to the At the Market Offering Agreement between the Company and Ladenburg Thalmann & Co. Inc., dated August 30, 2024, and the related prospectus supplement dated May 14, 2026 (the “ATM Program”), subject to certain restrictions.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Purchase Shares to be issued or sold by us to Roth Principal Investments under the Purchase Agreement that are being registered under the Securities Act for resale by Roth Principal Investments in this offering are expected to be freely tradable. The 31,750,000 Purchase Shares being registered for resale in this offering may be issued and sold by us to Roth Principal Investments from time to time at our discretion over a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the Commencement Date. The resale by Roth Principal Investments of a significant amount of shares of common stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our common stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our common stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our common stock to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period on the applicable Purchase Date for such Purchase, as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of June 23 2026, there were 15,040,679 shares of our common stock outstanding, of which 15,016,707 shares were held by non-affiliates of our company. If all of the 31,750,000 shares of common stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding, such shares would represent approximately 67.9% of both the total number of outstanding shares of common stock and the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of June 23, 2026.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, only 31,750,000 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.83, representing the closing sale price of our common stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our common stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our common stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of common stock than the Exchange Cap (or 3,004,114 shares of common stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 31,750,000 shares of common stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our common stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Roth Principal Investments from our sale of shares of common stock (which are being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus) to Roth Principal Investments as Purchase Shares under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Roth Principal Investments(2)	Gross Proceeds from the Sale of Purchase Shares to Roth Principal Investments Under the Purchase Agreement
$0.60		31,750,000	67.9%	$19,050,000.00
$0.80		31,250,000	67.5%	$25,000,000.00
$0.83	(3)	30,120,481	66.7%	$25,000,000.00
$1.20		20,833,333	58.1%	$24,999,999.60
$1.40		17,857,142	54.3%	$24,999,998.80

(1)	Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, we are only registering 31,750,000 shares under the registration statement that includes this prospectus, which may or may not cover all of the shares of common stock we ultimately sell to Roth Principal Investments under the Purchase Agreement. We will not issue more than an aggregate of 3,004,114 shares of our common stock (i.e., the Exchange Cap), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of common stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $3,004,114 (in which case the Exchange Cap limitation will not apply to issuances and sales of common stock pursuant to the Purchase Agreement). The number of shares to be issued as set forth in this column (i) does not give effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation.

(2)	The denominator is based on 15,040,679 shares of common stock outstanding as of June 23, 2026, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column that we would have sold to Roth Principal Investments, assuming the average purchase price in the first column. The numerator is based on the number of Purchase Shares issuable under the Purchase Agreement (which are included in this prospectus) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our common stock on Nasdaq on June 29, 2026.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Roth Principal Investments.

We may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Roth Principal Investments pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our common stock to Roth Principal Investments after the date of this prospectus. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “The Committed Equity Facility” in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending the use of any proceeds we receive from sales of common stock to Roth Principal Investments under the Purchase Agreement, we may invest such proceeds in investment-grade, interest-bearing instruments.

We have engaged Digital Offering, a registered broker-dealer and FINRA member, to act as a qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Roth Principal Investments has agreed to pay directly to Digital Offering a cash fee of $50,000 as consideration for its services in connection with acting as the qualified independent underwriter in this offering, with such amount to be reimbursed by us on or prior to the Closing Date. Digital Offering will receive no other compensation for acting as the qualified independent underwriter in this offering. See the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus for more information.

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of common stock may be sold by the Selling Stockholder under this prospectus. See “Plan of Distribution (Conflict of Interest).”

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL,” as it may be amended from time to time;

●	our certificate of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 140,000,000 shares, which are divided into two classes consisting of 120,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

As of June 23, 2026, there were 15,040,679 shares of common stock outstanding and 1 share of Series A special voting preferred stock outstanding. As of June 23, 2026, there were outstanding 55,986 exchangeable shares exchangeable for 55,986 shares of common stock, 2,165,099 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.37 per share, 200,208 shares of common stock issuable upon the vesting of outstanding restricted stock units, 143,378 shares of common stock available for future issuance under the Amended and Restated 2019 Stock Incentive Plan, warrants dated June 2, 2023 to purchase up to 7,143 shares of common stock with an exercise price of $28.00 per share, placement agent warrants dated June 2, 2023 to purchase up to 142,857 shares of common stock with an exercise price of $28.00 per share, warrants dated November 30, 2022 to purchase up to 91,875 shares of common stock with an exercise price of $40.00 per share, Series A warrants dated February 8, 2024 to purchase up to 3,974,520 shares of common stock with an exercise price of $2.25 per share, underwriter warrants dated February 8, 2024 to purchase up to 139,108 shares of common stock with an exercise price of $2.625 per share, Series D warrants dated November 6, 2024 to purchase up to 2,246,030 shares of common stock with an exercise price of $1.61 per share, placement agent warrants dated November 6, 2024 to purchase up to 157,223 shares of common stock with an exercise price of $1.625 per share, Series E warrants dated September 12, 2025 to purchase up to 952,380 shares of common stock with an exercise price of $ 1.25 per share, and placement agent warrants dated September 12, 2025 to purchase up to 66,667 shares of common stock with an exercise price of $1.475 per share.

Common Stock

At June 23, 2026, the shares of common stock outstanding were held of record by 41 stockholders. The actual number of stockholders is significantly greater than this number of stockholders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of common stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to our certificate of incorporation, as amended, and our bylaws.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. The certificate of incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors. To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our certificate of incorporation and the DGCL, our bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications were reflected in our consolidated financial statements for the years ended December 31, 2025 or 2024.

The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Roth Principal Investments of up to 31,750,000 shares of our common stock that may be issued by us to Roth Principal Investments under the Purchase Agreement. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “The Committed Equity Facility” above. We are registering the shares of our common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Roth Principal Investments on June 30, 2026 in order to permit the Selling Stockholder to offer the shares of common stock included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, Roth Principal Investments has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Roth Principal Investments, LLC.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 23, 2026. The number of shares in the column “Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares of common stock being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. Because the Purchase Price to be paid by the Selling Stockholder for shares of our common stock, if any, that we may elect to sell to the Selling Stockholder in one or more Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)	Percent	Prospectus	Number(2)	Percent
Roth Principal Investments, LLC(3)	0	-	31,750,000	0	-

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of common stock beneficially owned prior to the offering all of the shares of common stock that Roth Principal Investments may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Roth Principal Investments’ control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of common stock to Roth Principal Investments to the extent such shares, when aggregated with all other shares of common stock then beneficially owned by Roth Principal Investments, would cause Roth Principal Investments’ beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our common stock purchased by Roth Principal Investments under the Purchase Agreement equals or exceeds $0.9853 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the Purchase Agreement.

(2)	Assumes the sale of all shares of common stock being offered pursuant to this prospectus.

(3)	The business address of Roth Principal Investments, LLC (“Roth Principal Investments”) is 2340 Collins Avenue, Suite 402, Miami Beach, Florida 33139. The principal business of Roth Principal Investments is that of a private investor. Roth Principal Investments is a wholly owned subsidiary of CR Financial Holdings, Inc. (“CRFH”). CRFH expressly disclaims beneficial ownership of securities held of record by Roth Principal Investments, except to the extent of its pecuniary interest therein. All voting and investment decisions with respect to securities held of record by Roth Principal Investments are made by majority vote of an investment policy committee of Roth Principal Investments composed of five individuals, each of whom is not involved in the management of CRFH and at least three of whom are not affiliates or associated persons of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a wholly owned subsidiary of CRFH. We have been advised that neither CRFH nor Roth Principal Investments is a FINRA member or an independent broker-dealer. Because each of Roth Principal Investments and RCP is a wholly owned subsidiary of CRFH, Roth Principal Investments is deemed to be an affiliate of RCP. RCP will act as an executing broker that will effectuate resales of our common stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between Roth Principal Investments and RCP.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder, Roth Principal Investments, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Roth Principal Investments has informed us that it presently anticipates using, but is not required to use, Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and FINRA member and an affiliate of Roth Principal Investments, as a broker to effectuate resales, if any, of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such common stock that it may acquire from us, although, as of the date of this prospectus, it does not anticipate engaging any such other registered broker-dealers. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer, including RCP, will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Roth Principal Investments has informed us that RCP, and any other broker-dealer it may engage to effectuate resales of our common stock on its behalf (as the case may be), may receive commissions from Roth Principal Investments for executing such resales for Roth Principal Investments and, if so, such commissions will not exceed customary brokerage commissions.

Roth Principal Investments is an affiliate of RCP, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our common stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. Because Roth Principal Investments will receive all the net proceeds from such resales of our common stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Digital Offering, LLC, a registered broker-dealer and FINRA member (“Digital Offering”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Roth Principal Investments has agreed to pay directly to Digital Offering an aggregate cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering, with such amount to be reimbursed by us on or prior to the Closing Date. Digital Offering will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee paid to Digital Offering for acting as the qualified independent underwriter in this offering is deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public. In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock by the Selling Stockholder covered by this prospectus. We estimate that the total expenses for the offering will be approximately $300,000.

As consideration for its irrevocable commitment to purchase our common stock at our direction under the Purchase Agreement, we agreed to pay to Roth Principal Investments a cash commitment fee in the amount of $500,000, which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total dollar amount purchase commitment under the Purchase Agreement. The $500,000 cash commitment fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our common stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire cash commitment fee payable to Roth Principal Investments pursuant to the Purchase Agreement provided, however, in the event the Purchase Agreement is terminated by us within 90 days following the effective date of the registration statement of which this prospectus forms a part, the cash commitment fee shall be due in full and we shall pay or cause to be paid such cash commitment fee to Roth Principal Investments within three (3) business days of such termination. In accordance with FINRA Rule 5110, the $500,000 cash commitment fee is deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public.

In addition, we have agreed to reimburse Roth Principal Investments for the Initial Legal Fee Reimbursement Amount of $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Market Open Purchases and/or one or more Intraday Purchases under the Purchase Agreement and the 6.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Pre-Market Purchases and/or one or more Post-Market Purchases under the Purchase Agreement, in each case are deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public.

We have agreed, subject to limited exceptions, from the date of the Purchase Agreement through the effective date of the registration statement of which this prospectus forms a part, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the Purchase Agreement or thereafter acquired without the prior written consent of Roth Principal Investments. Roth Principal Investments may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to this lock-up restriction.

We also have agreed to indemnify Roth Principal Investments and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Roth Principal Investments has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Roth Principal Investments specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Roth Principal Investments has represented to us that at no time prior to the date of the Purchase Agreement has Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, engaged in or effected, in any manner whatsoever, directly or indirectly, for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock that remained in effect as of the date of the Purchase Agreement. Roth Principal Investments has agreed that during the term of the Purchase Agreement, none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, will enter into or effect, directly or indirectly, any of the foregoing transactions either for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock is currently listed on Nasdaq under the symbol “PRSO”.

RCP, an affiliate of Roth Principal Investments, from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and Registration Rights Agreement and the offering of shares for resale by Roth Principal Investments to which this prospectus relates, for which investment banking and other financial services RCP may receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Roth Principal Investments and RCP have received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the $500,000 cash commitment fee we have agreed to pay or cause to be paid to Roth Principal Investments, in each case as consideration for its irrevocable commitment to purchase shares of our common stock from us at our direction under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Market Open Purchases and/or one or more Intraday Purchases under the Purchase Agreement, (iii) the 6.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Pre-Market Purchases and/or one or more Post-Market Purchases under the Purchase Agreement, (iv) our reimbursement of Roth Principal Investments’ legal fees up to $190,000 in the aggregate ($100,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum three-year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and (iv) any customary brokerage commissions that may be received by RCP from Roth Principal Investments for executing resales of our common stock purchased or acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all shares of our common stock that may be resold by Roth Principal Investments to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. The Selling Stockholder is being represented by Duane Morris LLP, New York, New York.

EXPERTS

Weinberg & Company, P.A., our independent, registered public accounting firm, has audited our consolidated financial statements as of December 31, 2025 and 2024 and for the years then ended included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Weinberg & Company P.A.’s report, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.perasoinc.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Peraso Inc.

2033 Gateway Place, Suite 500

San Jose, California 95110

Tel: (408) 418-7500

Attention: James Sullivan, Chief Financial Officer

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026 (the “2025 Form 10-K”);

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K filed with the SEC on January 21, 2026, February 13, 2026, April 10, 2026, April 14, 2026, May 14, 2026 and July 2, 2026; and

●	the description of our capital stock contained in this prospectus, and in Exhibit 4.2 to the 2025 Form 10-K, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Peraso Inc., Attn: James Sullivan, Chief Financial Officer, 2033 Gateway Place, Suite 500, San Jose, California 95110, or by calling (408) 418-7500.

You also may access these filings on our website at www.perasoinc.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Up to 31,750,000 Shares of Common Stock

PRELIMINARY PROSPECTUS

The date of this prospectus is               , 2026.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses, other than any sales discounts or commissions, to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$3,452.93
FINRA fee	$4,250.00
Accounting fees and expenses	$25,000.00
Legal fees and expenses	$215,000.00
QIU Fee	$50,000.00
Miscellaneous	$5,000.00
Total	$302,702.93

Item 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws (the “Bylaws”) of the Company.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Certificate of Incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of its directors shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also states that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of its directors. To the extent permitted by applicable law, the Company is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Company, its stockholders, and others.

As permitted by the Company’s Certificate of Incorporation and the DGCL, the Company’s Bylaws provide that the Company shall indemnify its directors and officers against actions by third parties, and that the Company shall indemnify its directors, officers and employees against actions brought by or on behalf of the Company. The Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at the Company’s request. The Company has obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

The Company has entered into agreements with each of its directors and executive officers that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by the Company or in the Company’s right, arising out of the person’s services as a director or officer of the Company or any other company or enterprise to which the person provides services at the Company’s request.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by the Company since June __, 2023 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the Company for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. As applicable, all share and per share data in this Item 15 give retroactive effect to the 1-for-40 reverse stock split effective on January 2, 2024.

1.	On September 11, 2024, the Company entered into a stock purchase agreement with a member of the Company’s board of directors, pursuant to which the Company sold and the board member purchased 100,000 shares of common stock resulting in proceeds of $127,000. The shares of common stock were issued pursuant to an exemption from registration provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act.

2.	On August 5, 2024, the Company issued 40,000 shares of common stock with a fair value of approximately $50,000 to a service provider. The shares of common stock were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

3.	On November 5, 2024, the Company entered into inducement offer letter agreements (the Inducement Letters) with certain holders (the Holders) of existing Series B warrants (the Existing Warrants) to purchase up to an aggregate of 2,246,030 shares of the Company’s common stock. Pursuant to the Inducement Letters, the Holders agreed to exercise for cash certain existing Warrants at a reduced exercise price of $1.30 per share in consideration for the Company’s agreement to issue in a private placement (i) new Series C common stock purchase warrants (the Series C Warrants) to purchase an aggregate of 2,246,030 shares of common stock and (ii) new Series D common stock purchase warrants (the Series D Warrants) to purchase an aggregate of 2,246,030 shares of common stock.

The warrant inducement offering closed on November 6, 2024. Upon exercise of the Existing Warrants, the Company received gross proceeds of approximately $2.92 million. The Company issued warrants to the placement agent to purchase up to an aggregate of 157,223 shares of common stock at an exercise price of $1.625 (the 2024 Placement Agent Warrants).

The Series C Warrants, the Series D Warrants, the 2024 Placement Agent Warrants and the shares of common stock issuable upon exercise of the Series C Warrants, the Series D Warrants, and the 2024 Placement Agent Warrants were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of shares of common stock on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

4.	On September 11, 2025, the Company entered into an inducement offer letter agreement (the 2025 Inducement Letter) with a holder (the Series C Holder) of Series C Warrants to purchase up to an aggregate of 952,380 shares of common stock. Pursuant to the 2025 Inducement Letter, the Series C Holder agreed to exercise for cash its Series C Warrants at a reduced exercise price of $1.18 per share in consideration for the Company’s agreement to issue in a private placement new Series E common stock purchase warrants (the Series E Warrants) to purchase an aggregate of 952,380 shares of common stock.

The warrant inducement offering closed on September 12, 2025, and upon exercise of the Series C Warrants, the Company received gross proceeds of approximately $1.1 million. The Company issued warrants to the placement agent to purchase up to an aggregate of 66,667 shares of common stock (the “2025 Placement Agent Warrants”).

The Series E Warrants, the 2025 Placement Agent Warrants and the shares of common stock issuable upon exercise of the Series E Warrants and the 2025 Placement Agent Warrants were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of shares of common stock on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

5.	On January 21, 2025, the Company issued 40,000 unregistered shares of common stock with a fair value of approximately $40,000 to a service provider. The shares of common stock were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

6.	On December 8, 2025, the Company issued 50,000 unregistered shares of common stock with a fair value of approximately $50,000 to a service provider. The shares were issued in reliance on an exemption from registration provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed below are filed as part of this Registration Statement.

Exhibit No.	Description
2.1**	Arrangement Agreement with Peraso Technologies Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed with the SEC on September 15, 2021).
2.2	First Amending Agreement dated October 21, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed with the SEC on October 22, 2021).
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.6 to the Company’s Form 8-K, as filed with the SEC on November 12, 2010).
3.1.1	Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on February 14, 2017).
3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Peraso Inc., filed with the Secretary of State of the State of Delaware on August 27, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on August 27, 2019).
3.1.3	Certificate of Amendment to Articles of Incorporation (Name Change) (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
3.1.4	Certificate of Designation of Series A Special Voting Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
3.1.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Peraso Inc., filed with the Secretary of State of the State of Delaware on December 15, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on December 19, 2023).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on November 23, 2021).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1, as filed with the SEC on September 14, 2000).
4.2	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-K, as filed with the SEC on March 28, 2025).
4.3.1*	Peraso Inc. 2010 Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 4.8 to the Company’s Form S-8, as filed with the SEC on February 15, 2019).
4.3.2*	Amended and Restated Peraso Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s Form S-8, as filed with the SEC on January 7, 2022).
4.4.1	Form of Agreement for Stock Option Grant pursuant to the Peraso Inc. Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Exhibit 4.10 to the Company’s Form S-8, as filed with the SEC on July 28, 2010).
4.4.2	Form of Notice of Grant of Stock Option Award and Agreement pursuant to the Peraso Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 4.10 to the Company’s Form S-8, as filed with the SEC on November 13, 2019).
4.5*	Amended Peraso Technologies Inc. 2009 Share Option Plan (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8, as filed with the SEC on January 7, 2022).
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on November 30, 2022).
4.7	Form of Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
4.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
4.9	Form of Series A Warrant (incorporated by reference to Exhibit 4.15 to the Company’s Form S-1, as filed with the SEC on February 5, 2024).
4.10	Form of Representative Warrant (incorporated by reference to Exhibit 4.17 to the Company’s Form S-1, as filed with the SEC on January 23, 2024).
4.11	Form of Series C Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, as filed with the SEC on November 5, 2024).
4.12	Form of Series D Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on November 5, 2024).
4.13	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K, as filed with the SEC on November 5, 2024).
4.14	Form of Series E Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, as filed with the SEC on September 12, 2025).
4.15	Form of Placement Agent Warrant dated September 12, 2025 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on September 12, 2025).

5.1	Opinion of Mitchell Silberberg & Knupp LLP
10.1*	Employment offer letter agreement between the Company and James Sullivan dated December 21, 2007 (incorporated by reference to Exhibit 10.26 to the Company’s Form 10-K, as filed with the SEC on March 17, 2008).
10.2*	Form of New Employee Inducement Grant Stock Option Agreement (revised February 2012) (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K, as filed with the SEC on March 15, 2012).
10.3	Form of Indemnification Agreement used from June 2012 to present (incorporated by reference to Exhibit 10.22 to the Company’s Form 10-Q, as filed with the SEC on August 9, 2012).
10.4*	Executive Change-in-Control and Severance Policy (incorporated by reference to Exhibit 99(d)(7) to the Company’s Schedule TO, as filed with the SEC on July 26, 2016).
10.5	Intercompany Services Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
10.6*	Employment Agreement (Ronald Glibbery) (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
10.7*	Employment offer letter agreement between the Company and Mark Lunsford dated October 4, 2022 (incorporated by reference to Exhibit 10.17 to the Company’s Form 10-K, as filed with the SEC on March 29, 2023).
10.8*	Employment Agreement (Brad Lynch) (incorporated by reference to Exhibit 10.8 to the Company’s Form 10-K, as filed with the SEC on March 30, 2026).
10.9*	Employment Agreement (Alexander Tomkins) (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K, as filed with the SEC on March 30, 2026).
10.10*	Amendment to offer of employment between the Company and James Sullivan dated April 15, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q, as filed with the SEC on August 15, 2022).
10.11*	Amendment to employment agreement between Peraso Technologies Inc. and Brad Lynch dated April 15, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, as filed with the SEC on August 15, 2022).
10.12*	Amendment to offer of employment between the Company and Alex Tomkins dated April 19, 2023 (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.13*	Amendment to offer of employment between the Company and Ronald Glibbery dated April 19, 2023 (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.14*	Second Amendment to offer of employment between the Company and Brad Lynch dated April 19, 2023 (incorporated by reference to Exhibit 10.23 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.15*	Technology License and Patent Assignment Agreement By and Between Intel Corporation and Peraso Inc. dated August 5, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, as filed with the SEC on November 14, 2022).
10.16	First Amendment to Executive Change-in-Control and Severance Policy (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-Q, as filed with the SEC on May 13, 2021).
10.17*	Amendment No. 1 to Peraso Inc. Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
10.18	Warrant Agency Agreement, dated February 8, 2024, by and between the Company and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on February 9, 2024).
10.19	Amendment to the Warrant Agency Agreement dated February 8, 2024 by and between Peraso Inc. and Equiniti Trust Company, LLC, as Warrant Agent, dated August 6, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on August 7, 2024).
10.20	At The Market Offering Agreement, dated August 30, 2024, by and between Peraso Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on August 30, 2024).
10.21	Amendment #2 to the Warrant Agency Agreement dated February 8, 2024 by and between Peraso Inc. and Equiniti Trust Company, LLC, as Warrant Agent, dated October 3, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on October 4, 2024).

10.22	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on November 5, 2024).
10.23	Form of Amendment to Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on May 2, 2025).
10.24	Form of Amendment No. 2 to Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on August 5, 2025).
10.25	Form of Inducement Letter dated September 11, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on September 12, 2025).
10.26	Form of Amendment No. 3 to Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on December 9, 2025).
10.27**	Common Stock Purchase Agreement, dated as of June 30, 2026, by and between Peraso Inc. and Roth Principal Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on July 2, 2026).
10.28**	Registration Rights Agreement, dated as of June 30, 2026, by and between Peraso Inc. and Roth Principal Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on July 2, 2026).
19.1	Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the Company’s Form 10-K, as filed with the SEC on March 28, 2025).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K, as filed with the SEC on March 29, 2023).
23.1	Consent of Independent Registered Public Accounting Firm-Weinberg & Company, P.A.
23.2	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to the initial filing of the registration statement)
107	Filing fee table

*	Management contract, compensatory plan or arrangement.
**	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 2, 2026.

PERASO INC.

By:	/s/ James Sullivan
James Sullivan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ronald Glibbery and James Sullivan, acting alone or together with another attorney-in-fact, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Glibbery	Chief Executive Officer and Director	July 2, 2026
Ronald Glibbery	(principal executive officer)

/s/ James Sullivan	Chief Financial Officer	July 2, 2026
James Sullivan	(principal financial and accounting officer)

/s/ Cornelis Links	Director	July 2, 2026
Cornelis Links

/s/ Andreas Melder	Director	July 2, 2026
Andreas Melder

/s/ Robert Y. Newell	Director	July 2, 2026
Robert Y. Newell

/s/ Daniel Lewis	Director	July 2, 2026
Daniel Lewis